Schering receives a favorable rating from Standard & Poor's and Moody's

Berlin, April 3, 2003 - Schering AG, Germany (FSE: SCH, NYSE: SHR) today announced the results of the rating, which it received from the rating agencies Standard & Poor's and Moody's. Both agencies rated Schering AG as having a good credit standing, a solid financial position, a balanced portfolio and a leading market position in its business areas. Schering received the investment grade "A" from Standard & Poor's and "A2" from Moody's.

"The rating emphasizes the solidity and credit standing of our company", said Professor Klaus Pohle, CFO and Vice-Chairman of the Executive Board of Schering AG. "We asked the rating agencies to include an additional potential debt of EURO 1 billion. This gives us the flexibility to approach the financial market, without compromising the sustainability of our rating, in case of future acquisitions."

This is the first time that Schering was assessed by any rating agency. Schering asked for the rating end of 2002.


Schering AG is a research-based pharmaceutical company. Its activities are focused on four business areas: Gynecology&Andrology, Diagnostics&Radiopharmaceuticals, Dermatology as well as Specialized Therapeutics for disabling diseases in the fields of the central nervous system, oncology and cardiovascular system. As a global player with innovative products Schering AG aims for leading positions in specialized markets worldwide. With in-house R&D and supported by an excellent global network of external partners, Schering AG is securing a promising product pipeline. Using new ideas, Schering AG aims to make a recognized contribution to medical progress and strives to improve the quality of life: making medicine work

This press release has been published by Corporate Communication of Schering AG, Berlin, Germany.
Your contacts at Corporate Communication:
Business: Dr Friedrich von Heyl, T: +49-30-468 152 96;
friedrich.vonheyl@schering.de
Investor Relations: Peter Vogt, T: +49-30-468 128 38;
peter.vogt@schering.de

Your contacts in the US:

Media Relations: Jane Kramer, T:+1-973-487 2095, jane_Kramer@berlex.com Investor Relations: Joanne Marion, T: +1-973-487 2164, joanne_marion@berlex.com


Find additional information at: www.schering.de/eng


First Stage of MS BEYOND program with Betaferon(R) completes enrollment

Berlin, April 4, 2003 - Schering AG, Berlin (FSE: SCH, NYSE: SHR) today announced the completion of patient enrollment in the first stage of the BEYOND (Betaferon(R) Efficacy Yielding Outcomes of a New Dose) program. BEYOND will compare safety and efficacy of the standard dose of Betaferon(R), interferon beta-1b (trade name in the US and Canada:
Betaseron(R)) for SC Injection - 250 mcg every other day - with both a new, higher-dose Betaferon(R) regimen (500 mcg every other day) and glatiramer acetate (Copaxone(R) once daily) in patients with relapsing-remitting multiple sclerosis (RRMS).

At the same time, investigators at the American Academy of Neurology Annual Meeting in Honolulu, Hawaii, USA, presented data that showed higher-than-standard doses of Betaferon(R) are well-tolerated by patients. Neither new or unpredictable side effects were observed in these studies.

"These early safety data support further study of higher Betaferon(R) doses to determine if we can enhance the clinical effect of treatment," said Dr. Joachim-Friedrich Kapp, Head of Specialized Therapeutics at Schering AG. "The BEYOND program will investigate whether a dose higher than any currently available beta interferon can exert even greater therapeutic benefits and is part of Schering's commitment to open new perspectives in treatment for the MS community."

The multinational, Phase III BEYOND study is one of the largest MS trials ever and will be involving more than 2,000 patients. In the second stage of the study, investigators will begin to evaluate the efficacy in addition to the safety and tolerability of the 500 mcg dose of Betaferon(R).


Schering AG is a research-based pharmaceutical company. Its activities are focused on four business areas: Gynecology&Andrology, Diagnostics&Radiopharmaceuticals, Dermatology as well as Specialized Therapeutics for disabling diseases in the fields of the central nervous system, oncology and cardiovascular system. As a global player with innovative products Schering AG aims for leading positions in specialized markets worldwide. With in-house R&D and supported by an excellent global network of external partners, Schering AG is securing a promising product pipeline. Using new ideas, Schering AG aims to make a recognized contribution to medical progress and strives to improve the quality of life: making medicine work

This press release has been published by Corporate Communication of Schering AG, Berlin, Germany.

Your contacts at Corporate Communication:
Business: Dr Friedrich von Heyl, T: +49-30-468 152 96;
friedrich.vonheyl@schering.de
Investor Relations: Peter Vogt, T: +49-30-468 128 38;
peter.vogt@schering.de
Pharma: Dr Claudia Schmitt, T: +49-30-468 158 05, claudia.schmitt@schering.de

Your contacts in the US:

Media Relations: Jeanine O'Kane, T:+1-973-487 2095, jeanine_O'kane@berlex.com
Investor Relations: Joanne Marion, T: +1-973-487 2164, joanne_marion@berlex.com


Find additional information at: www.schering.de/eng